EXHIBIT 99.1

EVENT:         CONFERENCE CALL – INTERTAN

TIME: 13:00

REFERENCE:         21013537

LENGTH:       41 minutes

DATE: AUGUST 18, 2003

FOURTH QUARTER RESULTS CONFERENCE CALL

OPERATOR: Good afternoon, ladies and gentlemen, and welcome to the InterTAN Inc. fourth quarter and year-end results conference call. All parties will be in a listen-only mode until the question and answer session. This conference is being recorded and may not be reproduced in whole or in part without written permission from the Company.

With us today are Mr. James Maddox, Vice-President of Finance and Chief Financial Officer, and Brian Levy, President and Chief Executive Officer. I will now introduce Mr. James Maddox. Please go ahead, Sir.

JAMES MADDOX (Vice-President of Finance and Chief Financial Officer, InterTAN Inc.): Good afternoon, ladies and gentlemen, and welcome to InterTAN’s fiscal 2003 resched…rescheduled fourth-quarter investors conference call. This call is also being simultaneously webcast on InterTAN’s website, www.intertan.com.

My name is Jim Maddox, Vice-President and Chief Financial Officer. We are speaking to you this afternoon from the International Plaza in Toronto, where we are hosting our annual store manager and dealer conventions, which begin on Friday. This convention is an integral part of the rollout of our fiscal year 2004 business plan.

With me here are Brian Levy, InterTAN’s President and Chief Executive Officer; Nick Bobrow, Director of Treasury and Financial Reporting for RadioShack Canada; and Doug Saunders, InterTAN’s former Vice-President and Corporate Controller. Doug is continuing to assist…assist us with external and SCC reporting matters. Also joining us today by telephone from New York State is Bill Bousquette, one of our board members.

The format for this afternoon’s program will be as follows. First of all, I will go through an in-depth analysis of our financial results and provide some comments on our financial outlook for the first quarter of fiscal year 2004. Brian will then conclude the formal part of the call by providing you with some of his views on the quarter and the business as we move forward. We will then open up the lines for questions.

Before beginning, I am requiring to make the following safe harbour statement under the Private Securities Litigation Reform Act of 1995. Certain information disclosed in this conference call, including comments regarding InterTAN’s future performance generally, and in particular its future sales, gross profits, net income, net income per share, cash flow, and financial position and the impact of merchandising, marketing, and field operations strategies, constitutes forward-looking statements that involve risks and uncertainties.

Important factors, including power outages, that could cause actual results to differ materially from those in the forward-looking statements are indicated in filings with the Securities and Exchange Commission such as InterTAN’s previously-filed periodic reports, including its Form 10-K for 2002 fiscal year.

Before moving on to review the quarter in detail, I would first like to comment briefly on a change in the method of our accounting for certain allowances and other amounts we receive from vendors.

In September 2002, the Emerging Issue Task Force of the Financial Accounting Standards Board issued Consensus Number 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor.

EITF 02-16 went through several amendments and was finally (sic) in March 2003. EITF 02-16 established new accounting standards for recording allowances received by a vendor or other suppliers in a retailer’s financial statements.

We receive such vendor allowances primarily in the form of co-op advertising funds. The new standard requires that these amounts be treated as a reduction of the cost of inventory acquired from the vendor and recorded as a component of the costs of products sold when the related products or services is sold, unless the amount represents a reimbursement of a specific, identifiable and incremental cost incurred to sell the vendor’s products or services.

Previously, and in accordance with generally accepted accounting principles, the Company had recognized and recorded all vendor allowances in reduction to advertising expense, including in selling, general, administration expenses. During the fourth quarter of 2003, the Company changed its method of accounting for such allowances in accordance with EITF 02-16.

The Company will continue to record vendor allowances that represent reimbursements of specific, identifiable, and incremental costs incurred to sell the vendor’s products or services as a reduction of the related costs.

The cumulative effect of the change in method of accounting for vendor allowances was an after-tax, non-cash charge to net income of 580,000. This essentially represents the impact of the charge…change in accounting on inventories at the beginning of the year.

The effect of the change of fiscal year 2003 results with a decrease in net income before income taxes of 803,000. The change also affected the costs of products sold and selling and general, administration expenses. I will discuss each of these changes as I review each individual item.

Sales for the quarter, in U.S. dollars, were 90.3 million. Measured in local currency, this represented a decrease of 4 per cent over the prior year. Comparable store sales for the quarter were down 6 per cent over the prior year.

Foreign currency effects had a significant impact on the sales comparisons for the quarter measured in U.S. dollars as the Canadian dollar was 11 per cent stronger measured against the U.S. dollar during the fourth quarter of fiscal year 2002.

Our sales declines for the quarter were broadly based, with 11 out of 16 comparable four categories showing lower sales than a year ago, with many of those declines being double-digit. To keep this in perspective, however, it must be remembered that we were up again very strong sales results last year, much of which was attributable to clearance activity.

Sales of computer and computer accessories, including software, were each down 18 per cent, reflecting the continued malaise of the computer category. Sales of satellite systems and communication products were off 23 and 8 per cent respectively, reflecting the maturity of the market for home satellite systems and family radio products. Lower pricing driven by vendors also had an effect on satellite sales measured in dollars.

Sales of personal electronics products and audio and video were down 16 per cent and 5 per cent respectively. Sales of accessories were down 8 per cent. Brian will outline the initiatives we have taken to revitalize this category.

On a positive note, we continue to pruce (sic)…produce impressive results in the sales of digital cameras. Sales in this category were up 50 per cent. We also did well in the wireless, with a 28 per cent sales gain. Video games and toys were also strong categories, each posting 16 per cent sales gains. Sales of batteries, an important gross profit category, increased by 7 per cent.

Importantly, after-the-sales compensation in the form of residuals and sales-based volume rebates increased by 36 (sic) and revenue from the sale of extended warranties (inaudible) increased by 12 per cent.

The gross margin percentage for the quarter was 42.4 per cent, compared with 34.1 per cent in the fourth quarter of fiscal year 2002, an increase of 830 basis points. Last year’s margin percentage was however impacted by a special charge of 3.5 million associated with the streamlining of the Company’s products assortment.

This charge explains about 410 basis points of the increase. The impact of the change in accounting for vendor allowances accounted for a further 110 basis points of the increase. On a comparable basis, therefore, the gross margin percentage was improved by 310 basis points over the prior year quarter.

For the quarter, after-the-sales compensation, which is (inaudible) related product cost, was 1.9 million, or 2.1 per cent of total revenue. In local currency, this represents an increase of 36 per cent.

For the fourth quarter, selling, general, administration expenses were 35.2 million, compared with 29 million during the fourth quarter of fiscal year 2002, an increase of 6.2 million. Approximately 3.4 million of this increase results from foreign currency effects, with EITF 02-16 accounting for a further 950,000.

On a comparable basis, with foreign currency effects and the impact of EITF 02-16 eliminated, SG&A spending has increased by about 6 per cent over the prior year quarter. Most of the increase relates to costs associated with having more stores than a year ago. This costs include payroll, including related taxes and benefits, and occupancy costs, including property taxes.

The SG&A percentage for the quarter was 38.8 per cent, compared with a 34.1 per cent in the fourth quarter last year, an increase of 470 basis points. The impact of EITF 02-16 accounts for about 110 basis points of this increase. The balance of this increase is primarily due to our sales performance being insufficient to compensate for the effect of our increased investment in additional stores.

On a comparable basis…for example, eliminating the effects of EITF 02-16 in last year’s inventory charge, the operating margin declined during the quarter by 50 basis points.

This reduction, together with a 4 per cent local currency sales decline and the effect of a stronger Canadian dollar, all combined to produce a reduction in comparable operating income of 330,000. This comparison is a little complicated, so I’ll walk you through it.

Last year, we had an operating loss of 1,970,000. This was however after the inventory charge of 3.5 million. Had we not had the inventory write-down last year, operating income would have been 1.5 million. The effect of EITF 02-16 would have further increased it to 1,544,000.

This year, operating income was 1,390,000 for the quarter, a reduction of 154,000. Foreign currency effects, however, increased this reduction by 154,000 to 330,000. A foreign currency loss of 2,149,000 was reported for the quarter, compared to a loss of 221,000 last year.

It is Company policy to hedge against the foreign currency risk related to outstanding U.S. dollar purchase orders in RadioShack Canada by either maintaining U.S. dollar cash balances or by purchasing forward exchange contracts. We placed significant U.S. dollar-denominated purchase orders in the March-April timeframe and, consistent with Company policy, we backed those orders with forward exchange contracts.

At this time, no one could have anticipated that…a dramatic improvement in the related value of the Canadian dollar. In our accounting rules, we are not able to designate these contracts as hedges against our inventory commitments. Consequently, we were required to include the loss of those contracts in income rather than in the cost of the inventory being acquired.

Income tax expense of 421,000 was recorded during the quarter. For some time, we have been financing our repurchase of common stock under our various stock repurchase plans by having the shares purchased by InterTAN Canada rather than InterTAN Inc. This avoids the Canadian withholding tax which would have been payable had we declared dividends to InterTAN Inc. so it could make the purchase directly.

Ordinarily, there would have been U.S. tax of 2 per cent associated with such…such stock purchases. However, for the last two years, the tax has been waived. We expected that the waiver would be extended in the tax bill for the current year and accordingly made no provision in the first three quarters.

Unfortunately, when the final bill was passed in May, this extension of this exemption had been removed. Consequently, we have recorded during the fourth quarter a special provision of 1,050,000 to recognize the cumulative and future U.S. tax costs associated with our current common stock repurchase plans.

The net loss for the fourth quarter was 1,291,000 or $0.06 per diluted share, compared with a loss of 1,549,000 or $0.07 per diluted share during the comparable prior year quarter.

As previously indicated, this year’s loss included a special charge of 1,050,000. Last year, the net loss for the quarter included a restructuring charge in connection with the reorganization of the Company’s merchandising and marketing department, the inventory charge of 3.5 million, as well as an adjustment to the carrying value of certain claims. These three items totalled 2,348,000, net of related tax effects.

Turning to the balance sheet, cash and short-term investments stand at 10.3 million, down from 14.7 million a year ago. Inventories at June 30th, 2003, were 92.4 million compared with 81.3 million a year ago.

This increase is more than attributable to foreign currency effects, as inventories in local currency actually declined by about 1 per cent. This reduction resulted from the effects of EITF 02-16.

Accounts payable at June 30th, 2003, were 22.6 million, compared with 12.8 million last year. This increase resulted primarily from improved payment terms included in new agreements concluded with major vendors during the year. Part of the increase also resulted from foreign currency effects.

The effect of the improvement in the value of the Canadian dollar is most evident on the equity section of the balance sheet, where the accumulated other comprehensive loss has declined by 11.1 million year over year.

Finally, income taxes payable at year-end were 1.9 million, down 6.5 million from a year ago. This reduc…reduction resulted from payments of negotiated settlements of prior year balances with the Canadian tax authorities.

Before turning things over to Brian, I’d like to give you some guidance on where we see earnings for the fiscal year 2004. This guidance is as of today, August…August…August 18th, 2003, and is based on a model built on the following assumptions: a sales performance that is more or less flat with the prior year in local currency, an improvement in the gross margin percentage of 50 to 150 basis points, an improvement in the operating margin of 0 to 100 basis points, net interest expense of 250 to 500,000, a Canadian dollar exchange rate of about $0.70, an effective tax rate of approximately 44 per cent, and a weighted average of approximately 20.9 million shares outstanding, assuming dilution.

This model supports an estimate of net income for the first quarter of fiscal year 2004 in the range of $0.09 to $0.10 per diluted share. Net income for the first quarter of fiscal year 2003, before the cumulative effect of the accounting change for vendor allowances, was 1,935,000 or $0.09 per diluted share. Net income for the quarter was 1,355,000 or $0.06 per diluted share.

We are also con…confirming today that for fiscal year 2004 as a whole, we are still comfortable with the previous guidance of $0.65 to $0.75 per diluted share.

And now, over to Brian.

BRIAN LEVY (President and Chief Executive Officer, InterTAN Inc.): Good afternoon and thanks, Jim. It goes without saying that I would prefer that we didn’t have confusing non-operational charges to discuss such as the foreign currency loss nor the last-minute tax change on our stock repurchases. With that in mind, I’d like to quickly walk through the Company’s earnings and what they would be without these two “events”, for lack of a better name.

The Company’s net loss for the quarter was $1,291,000. If you add back the after-tax impact of the foreign exchange loss and the extra cash charge on treasury stock that we have discussed, which together amounted to $2,056,000, the Company would have earned, $765,000, which is $0.04 per share on the period.

As you may recall, this compares to guidance we issued on our last call of earnings of $0.01 to a loss of $0.01 per share. Well, enough said about that.

Ladies and gentlemen, while I will mention a few highlights here, given the very steep discounts that we took during the fourth quarter of last year, some sales comparisons for the past quarter would be difficult and misleading.

A few highlights which reflect strong sales and profit improvement are digital cameras, as Jim mentioned, where sales and in fact gross profit dollars increased over 49 per cent. We generated a very strong quarter in…in cellular performance; our numbers were up over 20 per cent. We continue to improve our execution in toys and booked a 16 per cent gain, plus strong margin improvement. Batteries grew mid-single digits.

For the quarter, parts and accessories were down both due to discounts in a multitude of SKUs last year and the fact that our recovery in the form of new assortments only kicked in mid-way through the past quarter. In July, we were back to sales and profit growth in that category and we expect a large number of new SKUs to come in and land during this quarter.

What I can say, to amplify on margins, is that evening controlling for the write-down that was taken last year on merchandise and the change in accounting for co-op funds, on an apples to apples basis, our merchandise gross margin improved 191 basis points from the prior year.

That number does not include the impact of volume rebates, stock inventory counts and the like that are reflected in the number that Jim gave you. That said, independent of the actual write-down we took, gross margin numbers last year would have been low anyway, so I don’t think that our margins will increase quite to that extent consistently, at least in the very near future. And in July, we ran a deep discount to clear discontinued models, largely in the computer category, albeit we only did that for four days.

Our guidance has been 100 to 150 basis points of margin improvement. We’ll stick with that for now.

None of us throughout the management team are in any way satisfied with reporting the kind of spotty sales numbers that we have over the last several months. While initially they were caused at least in part by the distribution centre’s transition and later at least in part the reduction in SKU counts, we think we’re finishing up the last stage, which has been overcoming some of last year’s generated hollow sales improvement.

Often obscured is the fact that while gross margin percentage in the Company had steadily eroded until we reversed that trend in the past few months, is the trend of gross profit dollars reaffirmed during this past quarter.

What I want to share with you for a moment is a comparison of fourth quarter gross profit numbers over the past several years. Dollars here that I’ll quote are in U.S. dollars, although there’s also strong growth if you look at Canadian dollars;

we’ve actually done both. I’ve removed the impact of the Emerging Issue Task Force adjustment.

In fiscal 1996, we generated in the fourth quarter 23.4 million gross profit dollars; in ‘97, 24.3 million; in fiscal ‘98, 26 million; in fiscal ‘99, 29.7 million; in fiscal year 2000, 33.4 million; then we hit some bumpy roads in fiscal ‘01, 33.1 million; and in ‘02, 28.9 million.

However, this past quarter, we generated on that basis 37.2 million gross profit dollars, which is a record in the Company’s history, and the same thing, by the way, in Canadian dollars, a record in the Company’s history.

I bring this up because looking at the Company’s history, we’ve shown steady growth of gross profits and a very significant rebound here lately in margins. Trends evident for the past two years within consumer electronics retailing indicated the need for us to re-evaluate our merchandise and marketing strategy.

Subsequent to our heavy introduction of branded merchandise, we enjoyed three years of sales and profit growth that was far in excess of industry averages. However, as discounters continued their search for new avenues of growth, many branded consumer electronics goods have progressively moved into broader distribution, forcing chronic margin erosion. And frankly, I don’t see any abatement in that trend.

Last year, we also made numerous assortment changes to rationalize the number of items in our product line for the purpose at the time of further improvement GMROI. While the proposition had intellectual appeal, its pragmatic impact was unfavourable as results in a wide range of categories clearly indicated to us that customers missed the broader assortment of products, especially in relatively low-price accessory categories for which the concept of RadioShack is so well-known.

These findings, coupled with the trend cited above and others within the macro environment, led us to the direction and focus that we’re pursuing today. Speaking of the macro environment, I would not classify it as buoyant. Whatever gains we achieve in sales or margin are almost purely through our own drive and/or ingenuity rather than external factors at this point.

Beginning early in calendar 2003, we took steps to dramatically beef up our assortment of electronic accessories across multiple product lines. This year, we are showering our customers with the type of nifty and cool things for which our stores have come to be so well-known over so many years.

We’ve travelled far and wide to gather together what we believe is the most compelling collection of gadgets available at retail today. Our emphasis has been and will continue to be on bring-to-market, high-yield, neat products, many or most of which are unique to us in our marketplace.

Thus far, as I’m writing this, our stores have actually received almost 700 new items, including a sprinkling of items that we have reinstated from former years. And while it changes daily, as I’m writing this, we have around 700 more items that we’ve actually issued purchase orders for and are now in various stages, ranging from manufacture to ocean transport, and so on.

While a very large number of these products should arrive in the stores about the end of this month, almost all of them are expected to be in by mid-October. While a portion of our new items are new generations of digital products such as computers, software, GPS, digital cameras, memory, and so forth, which carry less…lower than average margins, the clear majority of these SKUs are high-margin products, so even while we continue the orderly clearance of some products from last year, I expect that we will achieve the margin guidance that we have provided.

Our purchasing controls have never been stronger. That means after our supply chain team and appropriate merchandise management approves large purchase orders, the critical ones come to me for final evaluation. That also means better numbers progressively moving forward.

Our efforts haven’t stopped at product sourcing. We have devoted a great deal of attention to deal and product packaging. We’ve designed and installed remarkable new fixturing in our stores to focus consumer attention on these products.

From the standpoint of our internal operations, I’m happy to report that I see clear and unmistakable progress and payoff resulting from the initiatives we’ve undertaken this year, particularly flowing from our change in merchandising strategy.

Today, we are in the midst of our annual store manager and dealer convention. It’s fun and it’s an intense learning ground for our sales leaders who are responsible for selling and teaching others to sell our new products. Within our support teams and throughout our store and dealer organizations, we are pursuing initiatives to improve customer service and sales potential.

Given the discretionary nature of any of our products, consumer credit is among the most important catalysts to bigger-ticket sales. Over the past several months, we have re-bid our consumer credit processing with a mind to improving approval speed, approval rates, and credit limits.

As a result, during September, we are replacing the current credit card provider with a company with a similar aggressive sales focus as our own. We believe that our customers, our associates, our managers, and ultimately our shareholders will all benefit.

Within our field organization, our attention is fixed on delivering customers an exciting, powered-up sales floor, a friendly, consultative approach, an enthusiastic assistance in making positive buying decisions. We believe that in so doing, that we’ll drive increases in sales and profits per customer and per hour invested.

We’ll look forward to updating you on our progress. And now, operator, we’d like to open the line for questions.

OPERATOR: Thank you. Ladies and gentlemen, we will now conduct the question and answer session. If you have a question, please press the * key followed by the 1 on your touchtone phone. You will hear a three-tone prompt acknowledging your request.

Your questions will be polled in the order they are received. If you would like to decline from the polling process, please press the *key followed by the 2. Please ensure you lift your handset if you are using a speakerphone before pressing any keys. One moment please for the first question.

The first question comes from Dennis Telzrow from Stephens Inc. Please go ahead with your question.

DENNIS TELZROW (Stephens Inc.): Well, good afternoon, Brian and Jim.

MADDOX: Thank you.

LEVY: Hey, Dennis.

TELZROW: A couple of questions for…for Jim. Will you be restating last year’s numbers for the EITF 02-16?

MADDOX: The EITF 02-16 basically was implemented as of July 1, 2002, which was our first quarter, so it was all during the current…the past fiscal year, the impact of EITF 02-16, so it had no impact on fiscal year 2002.

TELZROW: But…but I think you mentioned that last year’s first quarter, instead of $0.09, would have been six?

MADDOX: Right, right.

TELZROW: That…in other words, you will be restating…

MADDOX: We…

(VOICES OVERLAP)

TELZROW: the numb…

MADDOX: We will, in our…in the 10-K, we will have a note which will give disclosure on the impacts, Dennis.

TELZROW: Okay.

MADDOX: Okay?

TELZROW: And…and your assumption for the first quarter looks like same-store (?) sales are about flat? Is that what…what you’re assuming?

MADDOX: Yes.

TELZROW: Okay. And last question, and maybe Bill Bousquette wants to respond to this, the comment in the press release about the board reviewing capital alternatives, is there any timetable for that, in general terms?

BILL BOUSQUETTE (Director, InterTAN Inc.): Dennis, we…we do not have a timetable in place. As you know, this…this board has been very active in evaluating alternatives to enhance shareholder value, we have…and that’s an ongoing process for us and we have set no timetable, but we’re moving as diligently as possible and trying to…trying to get more value for our shareholders.

TELZROW: All right, and…and…and Brian, one last question. All the new SKUs you talked about, I think you mentioned you expect to see most of them in by…?

LEVY: The end of October. Obviously, at that point, Dennis, if you ask me at the end of October, I’ll tell you we got another 700 lined up for this time next year. But we’re clearly on track with what I said…I think I said mid-first quarter, the last time that…probably several months ago on a conference call, and that certainly more than has held up to be true.

The only difference is that we’ve gone out and bought that much more since then, so I’m giving you new…new SKU counts with new due dates based on that. But since the last call, we have 700 new products that are in the stores right this minute; as I say, another big slug (?) landing at the end of this quarter, meaning the end of September.

TELZROW: All right. Thank you very much.

LEVY: Uh-huh.

OPERATOR: The next question comes from Michael Christodolou from Inwood Capital Partners. Please go ahead with your question.

MICHAEL CHRISTODOLOU (Inwood Capital Partners): Yes, a question, I guess, for Bill Bousquette. Bill, regarding the review of strategic alternatives what advisors has the Company hired and…and when did you hire them?

BOUSQUETTE: We have had advisors for several years on and on and off basis, and we have used front-line investment banking firms both in Canada and the U.S. Right now, we’re relying on some Canadian bankers because of things that are inherent in the…the alternatives that we’re now looking at. And I…I can assure you that they are front-line, very experienced bankers that are giving us some very solid advice.

CHRISTODOLOU: Right. Well, I’m…I’m asking a question as a patient, supportive shareholder for the last three years, and this release reads a lot differently than the release two and a half years ago.

Can you give the name…is it the same bankers as two and a half years ago? And can you represent that the scope of their engagement is as comprehensive as the scope of the engagement announced back in December…or January 2001?

BOUSQUETTE: We are probably looking at more alternatives than we did in 2001. And these are different bankers than we had back in the…at the review which you’re speaking of.

CHRISTODOLOU: Okay. And, I don’t know, maybe Jim Maddox, maybe a question for you. Could you…could you quantify the…the costs of being a U.S.-domiciled publicly-traded company?

MADDOX: The…just to…a quick and unconclusive (?) answer to that, Michael, would be that it’s approximately $0.04 per share per year, the cost on an annual basis of being a U.S. public company.

CHRISTODOLOU: And is there additional costs, then, for being a publicly-traded Canadian company?

MADDOX: No, there…those costs are…are already reflected in that $0.04. That’s an incremental cost, so that we are a publicly-traded Canadian company today listed on the Canadian exchange, and when we…when I calculate the cost of…of being U.S.-domiciled, that is incremental. And if we were domiciled in Canada, we would save that $0.04 per share.

LEVY: For the most part, we already pay Canadian tax.

CHRISTODOLOU: Okay. Thank you, gentlemen.

MADDOX: Thank you.

OPERATOR: The next question comes from Rick Fetterman from Fetterman Investments. Please go ahead with your question.

RICK FETTERMAN (Fetterman Investments): Good afternoon. I wonder, Jim, if you would quickly go back over the primary reasons for the SG&A increase and then tell me how many stores you had at the end of last year? I see that…and what you anticipate for this year’s activity?

MADDOX: Okay. I guess the…I’ll just get my exact numbers here out on my SG&A.

LEVY: Just in general, a great deal of the…of the increase in SG&A is the way it looks based upon foreign exchange. If you take a look at…in Canadian dollars, what the expenses would be as a subsidiary, meaning our operating company, they were up 3.3 per cent in Canadian dollars, and that’s basically accounted for by, as you say, it’s the number of stores…Jim, go ahead.

MADDOX: Yeah. Just…I’ll just repeat – and I think this is the important numbers that you’re looking for, there, Rick – is that our expenses were 35.2 million compared with 29 million during the fourth quarter of fiscal year 2002, an increase of 6.2 million. Approximately 3.4 million of this increase resulted from the foreign currency effect, with EITF 02-16 accounting for a further 950,000.

So on a comparable basis – and that’s with those two items removed, foreign currency effect and the impact of the EITF eliminated – SG&A spending has increased by about 6 per cent over the prior year’s quarter.

So…the store count…is basically up year-over-year…18 stores. But what’s important to note in that, that our acquisition of the Battery Plus stores in the prior year were made mid-way through the previous year’s quarter, so an 18-store increase does not fully reflect the impact of the increase in payroll and store rent costs, etc.

So we’re looking forward to the coming year. We’re looking at a net increase of 20 new outlets during fiscal year 2004.

FETTERMAN: Thank you very much.

MADDOX: You’re welcome, Rick.

OPERATOR: The next question comes from Peter Siris from Gorilla Capital. Please go ahead with your question.

PETER SIRIS (Gorilla Capital): Peter Siris. Actually, I don’t have any question, it’s more to say hello to Bill. Hi, Bill.

BOUSQUETTE: Hi. Hi, Peter. I’m sorry, I didn’t hear your…

SIRIS: I said I didn’t have any question, I just wanted to say hello to you.

BOUSQUETTE: Oh.

SIRIS: No, actually I do have a question, but I’d still want to say hello.

BOUSQUETTE: Well, thank you. It’s nice to hear from you.

SIRIS: Can…you guys, somebody explained (?) to me about the Canadian income trust, and I guess have a two-part question. First, if…if you followed along on this Canadian income trust, would there be two companies, a Canadian income trust, and a stub of InterTAN, or one company? And exactly how do these Canadian income trusts work?

MADDOX: Okay. Peter, I guess – this is Jim Maddox speaking – in respect to income trusts, the…probably the cleanest outcome would be an inversion (?) of the

Company to a Canadian domicile in that there would be one company, one surviving company which would be based and domiciled in Cana…in Canada, operating in Canada, and that the income trust is…would be…basically would replace the…the way they’re structured, would replace the current shareholder ownership with ownership instrument in the income trust.

So therefore, the current shareholders would become unitholders of the trust, which would in essence pay to them positive cash flow on an ongoing basis equal to the EBIT of the…it generally would be to the Company’s EBIT as cash flow throughout the year.

So therefore, the com…you know, the history of the Company has an EBIT of 25 to 30 million per year, and that cash flow would return to the shareholders and thus produce a yield in the trust unit that would hopefully be superior to what the current stock value trades for.

SIRIS: I mean, the…I guess I should have asked you since you’re the Canadian in this group, right? The income trust is sort of akin to the American REIT…is that…that’s a reasonable way of looking at it?

MADDOX: Yeah. Generally, they…they come from the same conceptual framework in that basically, the unitholder also holds a debt instrument allowing the…generally the majority of the pre-tax income of the Company to flow to the unitholder on a…you know, on a monthly basis.

So it turns the Company into an income stream, a yield-bearing instrument, versus a capital appreciation stock unit.

SIRIS: And let me ask you…I mean, let me ask you this. I mean, you guys are a company with, you know, with…with, you know, some exceptions, some bumps in the road, obviously, but you know, you get…you get pretty stable cash flow, you sort of…not…I mean, it’s…it would seem to me that this income trust would be an appealing alternative…I don’t mean it’s something that you…

I’m not asking if you’re going to do it, but I’m saying conceptually, the income trust seems to have some appeal, and I gather looking at some of these others, that there have been a fair number of successfully…of income trusts successfully launched in Canada in recent…are those two reasonable statements?

MADDOX: Yes, basically, as far as the retail company being an income trust, is fairly unique, but in Canada, there are several examples now, and one dating back to 1997 that was a retail trust.

And basically, just to…to outline how significant retail…income trusts have come, in Canada today, over 5 per cent of the TSX capitalized value of units and stocks is basically in the form of income trusts and it is grow…has been growing leaps and bounds basically due to the current yield environment of other financial instruments.

SIRIS: And one final question on this subject. Is…for foreigners like us, do…do Americans participate in these things? Or because of the withholding tax, it’s primarily Canadian (inaudible)…

MADDOX: Basically, there is no restriction on who the participants can be as far as domicile or citizenship or whatever. The only restriction is…is that to remain a trust in Canada, you must have unitholders that are 50 per cent Canadian.

So basically, today, we have greater than 50 per cent non-Canadian unitholders, so before we registered as a trust, there would have to be some migration of our current investor base from its…their current domicile to Canada.

But generally, after that migration takes place, it’s every bit as attractive to an American investor as it is to a Canadian investor. And actually, some of the big investors in the Canadian income trust market, I have been advised by our…by several of our investment banker friends, that have been bought up by U.S....U.S. investors.

SIRIS: I mean, just out of curiosity, how do you get investors to migrate? Do you put them on a train or plane?

MADDOX: I’ll be sending you across the harbour there to the Statue of Liberty. The answer, Peter, is…is that it’s just a matter of…we believe that market forces and the attractiveness that an InterTAN company into the Canadian holder would be enough incentive that would allow the migration to take place.

And our advisors are very confident that we…basically, there’s nothing significant other than normal market forces and a little bit of marketing in Canada would look after that.

SIRIS: Great. Thank you very much, guys.

MADDOX: Thank you, Peter.

OPERATOR: Your next question comes is a follow-up question from Michael Christodolou from Inwood Capital Partners. Please go ahead with your question.

CHRISTODOLOU: Yes, Jim, do you have a capital…a cap ex budget and a maintenance cap ex budget for…for ’04?

MADDOX: Yes. Our full capital budget for 2004 is…is Canadian $12 million or approximately $8.5 million U.S. In that, we include…that is the capital budget both for what we call…you referred to as maintenance and capital to expand our store count by a net 20 stores.

So you’re probably somewhere in the range of 50/50 when it comes down to new versus old, but we like to look at it in total.

CHRISTODOLOU: Okay. So depreciation was about, what, 5-5.5 million, and maybe a maintenance number is…is less than depreciation? And I’m asking that only because I’m trying to reconcile the…

MADDOX: Yeah, our depreciation would be running, actually, approximately 6.5 million; I believe it’s running basically 10 million Canadian. And so from a…yeah. So the…from a maintenance perspective, we’re probably looking in the range of 3 to 4 million U.S. as being maintenance, where our…our depreciation is in the range of 7 million.

CHRISTODOLOU: Okay.

MADDOX: Okay?

CHRISTODOLOU: Right. And you mentioned that the income trust format, if you were to pursue it, right, would result in the EBIT being paid out, effectively being paid out. Are you really referring there to the free cash flow EBIT, so in other words after some maintenance cap ex level?

MADDOX: Yeah, right. But again, when…when I say EBIT, that would be the free…free cash flow that would be paid out on a monthly basis, and again maintaining enough…basically, for what…we (inaudible)...

(VOICES OVERLAP)

LEVY: (inaudible)...modded (?) cap ex.

MADDOX: The…the cap ex would be funded through debt and basically income growth of the Company. So one could look at basically, fundamentally, from the model, that EBIT would be the value that would be paid out.

CHRISTODOLOU: All right. And if you were to pursue this alternative, would you need to provide forward estimates out beyond a year?

And I’m trying to just understand, you know, a couple of years ago, this company did 40 million in EBITDA and you just finished the June ’03 fiscal year, you know, in the high twenties, but your ’04 estimate had you recovering in the mid-thirties, and clearly there’s…there’s been more earnings power to this company historically than we’ve seen this year or last year and I’m just trying to understand how that upside potential, you know, might get reflected in the value enhancement that, you know, Mr. Bousquette has referred to and that your process is exploring?

BOUSQUETTE: Clearly, we would put together a…a book that would describe the values as we see for the Company and what the…what the projections are, and we would certainly share some of that as…as you would with an IPO or anything…alternatives of that nature, so that we would make the potential investors well aware of what the earning power of this Company has been in the past and what its go-forward potential is.

So I think your concern is the same concern that we have, that you don’t want to sell the Company based on where we have been travelling the past few months as opposed to what we are capable of producing.

CHRISTODOLOU: Thank you and good luck.

BOUSQUETTE: Thank you.

OPERATOR: There are no further questions at this time. Please continue.

LEVY: Thank you, ladies and gentlemen. We’ll look forward to reporting to you on first quarter results, and that’s currently scheduled for October 23rd. Until then, we’ll continue to work hard to achieve the results that will drive shareholder value. Best wishes. Take care. Thanks.

OPERATOR: Ladies and gentlemen, this concludes the conference call for today. Thank you for participating. Please disconnect your lines.

*****

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